CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is between SpectraScience, Inc. ("Spectra") with offices at 11568 Sorrento Valley Rd., Suite 11, San Diego, CA 92121 and Lowell W. Giffhorn, (“Consultant”).

RECITALS

A. SPECTRA develops and sells medical device products and is preparing for a clinical trial in Europe and completing development of a family of disposables and desires executive management and consulting services with respect to its financial records and reporting.

B. Consultant is experienced with respect to the matters for which SPECTRA requires consulting services and is willing to provide such services to SPECTRA

THEREFORE, in consideration of the confidence and trust SPECTRA and Consultant repose in each other, the mutual promises set forth herein, and other good and valuable consideration, it is agreed that:

1.	Services. SPECTRA hereby retains Consultant as an independent contractor to provide consulting services to SPECTRA and Consultant agrees to provide such services to SPECTRA, all in accordance with the terms of this Agreement.

2.	Term. This Agreement shall commence effective August 1, 2013 and continue monthly thereafter.

3.	Termination. Either party may terminate this Agreement by providing a 30 day written notice to the other party.

4.	Scope of Work. The primary service to be performed by Consultant is to provide internal and external financial reporting information which will enable SPECTRA to more efficiently process information to allow it to better understand the business processes necessary to properly manage and grow a publicly traded company; to advise and work with SPECTRA’s Chief Executive Officer and board of directors in determining and implementing business objectives; and any other items as may be mutually agreed to between the parties.

5.	Restrictions. Consultant's services are not subject to restrictions imposed by agreement with any other person or company, except as noted below by Consultant (if none, so indicate): None

6.	Fees

A.	Monthly Retainer. The Consultant will be paid a monthly retainer as follows:

$7,500 per month to be billed on the 1st of the month after which services were provided and payable by the 5th of the month after the month for which services were provided.

B.	In addition, the Consultant shall be paid pre-approved expenses. The consulting fee shall be paid to the Consultant for work to be performed which shall include at least two days per week which time may be incurred at SPECTA’s office, Consultant’s home office or other designated locations.

7. Notices and Addresses. Notices required or necessary under this Agreement shall be deemed given upon being mailed by certified mail, postage prepaid, return receipt requested, or upon receipt if given by fax, overnight mail service, or messenger. Invoices, notices, and other communications shall be addressed as provided in this paragraph.

If to SPECTRA:	Mr. Michael Oliver
SpectraScience, Inc.
11568 Sorrento Valley Road, Suite 11
San Diego, CA 92121

Fax: (858) 847-0880

If to Consultant:	Mr. Lowell W. Giffhorn
10875 Kemah Lane
San Diego, CA 92131

Fax: (877) 350-3626

8. Independent Contractor. The parties expressly understand and agree that Consultant is acting as an independent contractor unrelated to SPECTRA or any of its parent or subsidiary companies or affiliates. Nothing in this Agreement creates or is intended to create a relationship, express or implied, of employer-employee principal-agent, partnership or joint venture between SPECTRA and Consultant.

Consultant shall determine the manner and methods utilized to achieve the results desired by SPECTRA and shall be responsible for his own benefits, federal and state income tax withholding, FICA or FUTA.

9. No Patent or License Rights. Consultant acquires no present or future ownership rights of license rights to or under any confidential information, whether patentable or non-patentable under this Agreement or otherwise.

10. Amendment or Modification. This Agreement may not be amended or modified except in writing and executed by the parties hereto. Except as specifically modified or amended, this Agreement will remain in full force and effect.

11. Assignment. This Agreement may not be assigned by either of the parties hereto without the prior written consent of the other.

12. Insolvency or Creditor's Relief. In the event that either party becomes insolvent, makes an assignment for the benefit of creditors, or becomes the subject of any action or proceedings in bankruptcy or for the benefit of creditors, any such occurrence will have the effect of terminating this Agreement immediately, subject to the other party's expressly reserved right to recover damages or any other legal equitable relief available able as a result of the default.

13. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14. Entire Agreement. This document embodies the entire Agreement between the parties. There are no promises, terms, conditions or obligations other than those contained herein, and this Agreement supersedes any and all previous communications, representations, or agreements between the parties whether oral or written.

Dated this 1st day of August, 2013

SpectraScience, Inc.		CONSULTANT

By:	/s/ Michael Oliver	By:	/s/ Lowell W. Giffhorn
	Michael Oliver		Lowell W. Giffhorn

Title:	President